Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of August 20, 2019,

among

BRIGHTSPHERE INVESTMENT GROUP INC.,

THE LENDERS NAMED HEREIN,

and

CITIBANK, N.A., as Administrative Agent
___________________________
CITIBANK, N.A.,

RBC CAPITAL MARKETS1

and

BMO CAPITAL MARKETS CORP.

as Joint Lead Arrangers and Joint Bookrunners
_________________________

ROYAL BANK OF CANADA

and
BMO HARRIS BANK N.A.

as Co-Syndication Agents

1RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

Schedule 2.01	Commitments

Schedule 6.01	Indebtedness

Schedule 6.02	Liens

Schedule 6.09	Restrictive Agreements

Exhibit A	Form of Assignment and Assumption

Exhibit B	Form of Borrowing Request

Exhibit C-1	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit C-2	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3 Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit C-4	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D     Form of Compliance Certificate
Exhibit E     Form of Affiliate Subordination Agreement

REVOLVING CREDIT AGREEMENT dated as of August 20, 2019, among BRIGHTSPHERE INVESTMENT GROUP INC., a Delaware corporation (the “Borrower”), the lenders from time to time party hereto and CITIBANK, N.A., as administrative agent for such lenders.
The Borrower has requested that the Lenders extend credit in the form of Commitments pursuant to which the Borrower may, during the Availability Period, obtain Loans on a revolving credit basis and procure the issuance of Letters of Credit in an aggregate amount at any time outstanding not in excess of US $450,000,000 (as such amount may be increased in accordance herewith).
The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue such Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” means a Borrowing comprised of ABR Loans.
“ABR Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Accounts” means accounts payable owed to a Covered Subsidiary in respect of Management Fees or Performance Fees or otherwise as compensation for the provision of investment management or advisory services.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
“Administrative Questionnaire” means an Administrative Questionnaire supplied by the Agent.
“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries.
“Affiliate Subordination Agreement” means an Affiliate Subordination Agreement substantially in the form of Exhibit E or otherwise satisfactory to the Agent.
“Agent” means Citibank in its capacity as administrative agent hereunder or any successor administrative agent appointed in accordance with Article VIII hereof.
“Agent Parties” has the meaning assigned to such term in Section 9.17.
“Agreement” means this Revolving Credit Agreement, as amended from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, with respect to any ABR Borrowing or overdue amounts hereunder for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for purposes of this definition the Adjusted LIBO Rate on any day shall be based on the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on such day) with a term of one month as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to such day; provided, further, that if such rate shall be less than zero, the Alternate Base Rate shall be deemed to be zero for purposes of this Agreement. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain a quotation in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.10, then the Alternate Base Rate shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery, corruption or money laundering, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate amount of the Lenders’ Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments of Credit Exposures that shall have occurred after such termination or expiration.
“Applicable Rate” means, for any day, with respect to the commitment fees payable hereunder, or with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption, “Commitment Fee Rate”, “Eurodollar Margin” or “ABR Margin”, as the case may be, based upon the Pricing Category that applies on such day:

Pricing Category	Rating	Commitment Fee Rate	ABR Margin	Eurodollar Margin
Pricing Category 1	A- or A3 and higher	0.125%	0.125%	1.125%
Pricing Category 2	BBB+ or Baa1	0.15%	0.25%	1.25%
Pricing Category 3	BBB or Baa2	0.20%	0.50%	1.50%
Pricing Category 4	BBB- or Baa3	0.30%	0.75%	1.75%
Pricing Category 5	BB+ or Ba1 and lower	0.45%	1.00%	2.00%

The applicable Pricing Category will be based on the Applicable Ratings from Moody’s, S&P and Fitch. For purposes of the foregoing, (a) if at any time, only one Applicable Rating shall be in effect, the applicable Pricing Category shall be determined by reference to the available Applicable Rating, (b) if none of the Applicable Ratings shall be in effect, Pricing Category 5 shall apply, (c) if at any time there are only two Applicable Ratings in effect, then (i) if the two Applicable Ratings are in the same Pricing Category, such Pricing Category shall apply or (y) if such Applicable Ratings are in different Pricing Categories, the Pricing Category corresponding to the higher Applicable Rating shall apply, unless there is more than one Pricing Category between such Applicable Ratings, in which case the Pricing Category one below that applicable to the higher of the two such Applicable Ratings shall apply, (d) if at any time there are three Applicable Ratings in effect, either (i) if two of the Applicable Ratings are in the same Pricing Category, such Pricing Category shall apply or (ii) if all three Applicable Ratings are in different Pricing Categories, then the Pricing Category corresponding to the middle Applicable Rating shall apply and (e) if the Applicable Ratings established by Moody’s, S&P and Fitch shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Commitment Fee Rate, the ABR Margin, and the Eurodollar Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Rating” means, for each of Moody’s, S&P and Fitch, (a) the rating assigned by such rating agency to the Borrower’s senior, unsecured long-term indebtedness for borrowed money that is not subject to any credit enhancement, (b) if such rating agency shall not have in effect a rating referred to in the preceding clause (a), then the rating assigned by such rating agency to the Loans, if any, or (c) if such rating agency shall not have in effect a rating referred to in either of the preceding clause (a) or (b), the “company” or “corporate credit” rating assigned by such rating agency to the Borrower.
“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in substantially the form of Exhibit A.
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” has the meaning assigned to such term in the heading of this Agreement.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” has the meaning assigned to such term in Section 2.03(a).
“BSIG UK” means BrightSphere Investment Group plc, a public limited company organized under the laws of England and Wales.
“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York or the United Kingdom) on which banks are open for business in New York City and the United Kingdom; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.
“Capitalized Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such person under any lease that would be capitalized on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Agent, for the benefit of an Issuing Bank, as collateral for the obligations of the Borrower in respect of Letters of Credit or the obligations of Lenders to acquire participations in Letters of Credit, cash or, if the Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Control” means (i) any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) shall acquire or hold, directly or indirectly, beneficially or of record, Equity Interests of the Borrower representing more than 50% of the aggregate voting power represented by all issued and outstanding Equity Interests of the Borrower, (ii) less than a majority of the members of the board of directors of the Borrower shall be individuals who are either (x) members of such board on the Closing Date or (y) members of the board whose election, or nomination for election by the stockholders of the Borrower, was approved by a vote of at least a majority of the members of the board then in office who are individuals described in clause (x) above or this clause (y) or (iii) any “Change in Control” (or similar event, however denominated) of the Borrower as defined in any agreement or instrument evidencing or governing Indebtedness (other than Non-Recourse Seed Indebtedness) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Covered Subsidiaries in an aggregate principal amount exceeding $50,000,000 shall occur. For purposes of the preceding sentence, the “principal amount” of the obligations of the Borrower or any Covered Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Covered Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Citibank” means Citibank, N.A. and its successors and assigns.
“Closing Date” means the date on which the conditions to effectiveness of this Agreement set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder (and to acquire participations in Letters of Credit as provided for herein), expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.11, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) increased pursuant to Incremental Commitments of such Lender pursuant to Section 2.19. The amount of each Lender’s Commitment is set forth opposite such Lender’s name on Schedule 2.01 or, if such Lender has entered into an Assignment and Assumption or Incremental Facility Agreement, set forth for such Lender in the Register. The aggregate amount of the Lenders’ Commitments as of the Closing Date was $450,000,000.
“Communications” has the meaning assigned to such term in Section 9.17.
“Compliance Certificate” means a Compliance Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit D.
“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, (a) excluding, without duplication and to the extent added or subtracted in computing Consolidated Net Income, (i) interest expense, (ii) income tax expense and tax benefits, (iii) depreciation and amortization charges, (iv) non-cash expenses representing changes in the value of equity and profit interests in subsidiaries held by key employees of such subsidiaries, (v) seed capital and co-investment gains, losses and related financing costs, (vi) restructuring costs which represent an exit from a distinct product or line of business and restructuring costs incurred in continuing operations, (vii) non-cash compensation expenses related to the award of stock or equity options, (viii) non-recurring cash expenses relating to capital transactions, (ix)

non-cash impairment charges relating to acquired goodwill and intangible assets, and (x) other non-cash charges and expenses, in each case for such period; provided that any cash payment made with respect to any non-cash expenses or charges added back in computing Consolidated Adjusted EBITDA for any earlier period pursuant to clause (a)(x) shall be subtracted in computing Consolidated Adjusted EBITDA for the period in which such cash payment is made, and (b) less, without duplication and to the extent otherwise included in computing such Consolidated Net Income, nonrecurring gains, in each case determined on a consolidated basis for the Borrower in accordance with GAAP, as applicable.
For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters, if at any time during such period the Borrower or any Subsidiary shall have made any acquisition or disposition, Consolidated Adjusted EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Interest Expense” means, for any period, the total cash interest expense, other than interest expense associated with any Non-Recourse Seed Indebtedness or of any Fund or Fund Entity, of the Borrower and its Covered Subsidiaries on a consolidated basis for such period, in each case determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income or loss from continuing operations attributable to controlling interests of the Borrower and the Covered Subsidiaries for such period (other than net income or loss attributable to any Funds or Fund Entities), determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Indebtedness” means, as of any date, the aggregate amount of all Indebtedness of the Borrower and the Covered Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Covered Subsidiaries prepared on a consolidated basis as of such date in accordance with GAAP, excluding (i) accrued long-term liabilities in respect of previously recognized compensation expense attributable to equity and profit awards to employees, (ii) Non-Recourse Seed Indebtedness and (iii) Indebtedness of consolidated Fund Entities that is not subject to any Guarantee of the Borrower or any Covered Subsidiary.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether as general partner or through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Core Business Entity” means any Person that is engaged in, or earns or is entitled to receive fees or income (including investment income and fees, Management Fees and Performance Fees) from, one or more Core Businesses.
“Core Businesses” means (i) investment or asset management services, financial advisory services, money management services or similar or related activities, including but not limited to services provided to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals and in respect of separately managed accounts and (ii) investing in Equity Interests of entities substantially all of the businesses of which consist of providing services referred to in clause (i).
“Covered Subsidiaries” means each of the Subsidiaries other than any Subsidiaries that are Fund Entities. For the avoidance of doubt, references to the term “Covered Subsidiaries” shall not include Investment Counselors of Maryland, LLC unless and until such entity becomes a “Subsidiary” as defined herein.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the principal amount of such Lender’s Loans outstanding at such time and such Lender’s LC Exposure at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans unless such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or (iii) pay to the Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower, the Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent, any Issuing Bank or the Borrower made in good faith, to provide a certification from an authorized officer of such Lender in writing to the Agent and the Borrower that it will comply with its obligations (and is financially able to meet such obligations) hereunder to fund prospective Loans and participations in outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written certification by the Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Dollars”, “dollars” or “$” means lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any Subsidiary or Affiliate thereof) that meets the requirements to be an assignee under Section 9.04(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan;

(h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 305 of ERISA or Section 432 of the Code or (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to the Borrower or a Covered Subsidiary.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. Federal withholding Taxes imposed with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request pursuant to Section 2.18) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to such Recipient’s failure to comply with Section 2.15(f), (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Revolving Credit Agreement dated as of October 15, 2014, as amended and restated as of July 11, 2019, among the Borrower, the lenders party thereto, and Citibank, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the quotation for such day for such transactions received by the Agent from a Federal funds broker of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.
“Fee Letters” means the letter agreements, each dated July 23, 2019, between (i) the Borrower, Citibank and Citigroup Global Markets Inc., (ii) the Borrower, Royal Bank of Canada and RBC Capital Markets and (iii) the Borrower, Bank of Montreal and BMO Capital Markets Corp.
“Financial Officer” means (i) the chief financial officer of the Borrower, (ii) the chief executive officer of the Borrower, (iii) the head of affiliate management of the Borrower and (iv) any other senior officer of the Borrower designated in writing to the Agent by any of the foregoing officers of the Borrower.
“Fitch” means Fitch Ratings Inc., or any successor to its ratings agency business.
“Foreign Lender” means a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any investment fund or investment vehicle, including mutual funds, organized as a separate legal entity that is required to be consolidated with the Borrower under GAAP.
“Fund Entity” means (a) any Fund in respect of which any of the Covered Subsidiaries acts as manager or investment advisor or has rights with respect to Management Fees or Performance Fees and (b) any entity in which any entity described in clause (a) has an investment.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any

Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer)). When used as a verb, the term “Guarantee” means to provide a Guarantee.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Incremental Commitments” means, with respect to any Lender, the commitment, if any, of such Lender, established in accordance with Section 2.19 pursuant to an Incremental Facility Agreement, (a) to make Loans and to acquire participations in Letters of Credit hereunder, (b) to make revolving loans as part of a new tranche under this Agreement, or (c) to make term loans, in each case expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure (or an equivalent amount in the case of clauses (b) and (c)) under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.19.
“Incremental Lender” means a Lender with an Incremental Commitment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (including payments in respect of non-competition agreements or other arrangements representing acquisition consideration, in each case entered into in connection with an acquisition, but excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Covered Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that on any date the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and would be required to be reflected on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP), (e) all Capitalized Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party (other than obligations with respect to any letter of credit and letter of guaranty securing obligations not otherwise constituting Indebtedness that is entered into in the ordinary course of business to the extent such letter of credit or letter of guaranty is not drawn upon), (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (i) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated Adjusted EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Interest Election Request” has the meaning assigned to such term in Section 2.06(b).
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or, if agreed to by each of the Lenders, 12 months) thereafter, as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially will be the date on which such Borrowing is made and thereafter will be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which such LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means (a) each of Citibank, N.A., Royal Bank of Canada and BMO Harris Bank N.A. and (b) each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(i) (other than any Person that shall have ceased to be an Issuing Bank as provided in

Section 2.04(i)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch or by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate (it being agreed that such Issuing Bank shall, or shall cause such branch or Affiliate to, comply with the requirements of Section 2.04 with respect to such Letters of Credit).
“LC Commitment” means with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to 2.04(i), in a written agreement referred to in such Section or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Agent) by such Issuing Bank and the Borrower.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Expiration Date” has the meaning assigned to such term in Section 2.04(c).

“LC Exposure” means, at any time, the aggregate amount of (a) the sum of the amounts of all Letters of Credit that remain available for drawing at such time and (b) the sum of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Lenders” means (a) the Persons listed on Schedule 2.01 (unless any such Person has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement (unless it has ceased to be a Lender pursuant to an Assignment and Assumption).
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.
“Leverage Increase Election” has the meaning set forth in Section 6.12.
“Leverage Increase Period” has the meaning set forth in Section 6.12.
“Leverage Increase Termination Notice” has the meaning set forth in Section 6.12.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the Test Period most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided further that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, any Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, as determined by the Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, the Fee Letters and the Incremental Facility Agreements.
“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.02(a) of this Agreement.
“Management Fee Agreement” means any agreement or instrument requiring the payment of Management Fees, including any such agreement contained in the limited partnership agreement or other organizational documents of a Fund or Fund Entity, or any direct or indirect interest of the Borrower or any of the Covered Subsidiaries in the payment of Management Fees, including such interests arising by virtue of their ownership of Equity Interests under the limited partnership and other organizational documents of a Fund or Fund Entity or of a Person other than a Covered Subsidiary that is party to a Management Fee Agreement.
“Management Fees” means, without duplication, (i) any and all management fees and other fees (excluding incentive or performance fees dependent on investment performance or results) for management services (whether pursuant to a Management Fee Agreement or otherwise) and any and all distributions received by the Borrower or any Covered Subsidiary the source of which is Management Fees, (ii) any and all “Management Fees” payable pursuant to any Management Fee Agreement and (iii) any and all payments received which are treated as a credit or offset or otherwise reduce such fees, and shall in any event include the “management fees” reported on the consolidated financial statements of the Borrower prepared in accordance with GAAP.

“Margin Stock” has the meaning given such term under Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower and its Covered Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations under any Loan Document, (c) the rights of or remedies available to the Lenders under any Loan Document or (d) the validity or enforceability against the Borrower of any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Non-Recourse Seed Indebtedness) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Covered Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Covered Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Covered Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means the third anniversary of the Closing Date (or, if such day is not a Business Day, the next succeeding Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.08(b) and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Seed Indebtedness” means Indebtedness incurred by a Subsidiary to finance seed capital investments, which shall include incubation capital (to establish a track record), scale capital (to extend an existing product into a commingled fund) and co-investment capital (to support the formation of a closed-end partnership); provided that (i) such Indebtedness is not Guaranteed by the Borrower or any Covered Subsidiary and (ii) such Indebtedness has recourse solely to the investments being financed and not to any other assets of the Borrower or any Covered Subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement or any other Loan Document.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that (a) are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Participant” has the meaning given such term in Section 9.04(c).
“Participant Register” has the meaning given such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Fees” means ownership interests or contractual rights representing the right to receive compensation dependent on investment performance or results and payments or distributions made or owed to a Covered Subsidiary in respect thereof.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security and similar laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Covered Subsidiary in the ordinary course of business supporting obligations of the type set forth in subclause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Covered Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Covered Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower or any Covered Subsidiary in excess of those required by applicable banking regulations;

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(i) Liens that are contractual rights of set-off; and

(j) custodial liens, administrator liens and other similar Liens relating to investment assets, including rights of setoff, incurred in the ordinary course of business; provided that such assets are not subjected to such Liens for the purpose of providing collateral for any Indebtedness;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” or “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.
“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.17.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City. The Prime Rate is not intended to be the lowest rate of interest charged by the Citibank in connection with extensions of credit to debtors; and each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Recipient” means, as applicable, the Agent, the Issuing Bank or any Lender.
“Register” has the meaning given such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of each Affiliate of such Person.
“Required Lenders” means Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
“Responsible Officer” means a Financial Officer or the Chief Legal Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Covered Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Covered Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Covered Subsidiary.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its ratings agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the Government of Canada, the European Union or any European Union member state applicable to the Borrower and its Subsidiaries, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union, any European Union member state applicable to the Borrower and its Subsidiaries or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.

“Specified Acquisition” means any acquisition (a) the purchase price for which is financed, in whole or in part, with Indebtedness of the Borrower or the Covered Subsidiaries in an aggregate principal amount of $100,000,000 or more and (b) for which the Leverage Ratio as of the last day of the fiscal quarter most recently ended on or prior to the consummation of such acquisition and for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), when determined on a pro forma basis after giving effect to such acquisition and the incurrence of such Indebtedness, would be greater than the Leverage Ratio as of the last day of such fiscal quarter determined without giving pro forma effect thereto.
“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Agent is subject for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include any imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefits of or credit for proration, exemptions or offsets. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means any subsidiary of the Borrower.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means each period of four consecutive fiscal quarters of the Borrower.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in respect of any Loan or Borrowing, shall refer to whether the rate of interest on such Loan or on the Loans comprising such Borrowing is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning given such term in Section 2.15(f)(ii)(B)(3).
“UK” and “United Kingdom” each mean the United Kingdom of Great Britain and Northern Ireland.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Wholly-Owned Subsidiary” means a Subsidiary of which Equity Interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly-Owned Subsidiaries of the Borrower.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications in Section 6.08 or as otherwise set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all accounting terms and all terms of a financial nature shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment of any financial covenant to eliminate or modify the effect of any change after the date hereof in GAAP or in the application thereof on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders request an amendment of any financial covenant for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect and applied immediately before the relevant change became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, disposition or other transaction shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)) and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the United States Securities Act of 1933. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05 References to Agreements. A reference to an agreement or other document “as in effect as of” a particular date, or words to similar effect, shall be construed to refer to the particular words of such agreement or document as of such date and shall not be construed as in any way restricting the ability of the parties thereto to amend, supplement or otherwise modify such agreement or document (subject to any restrictions on such amendments, supplements or modifications in Section 6.08 or as otherwise set forth herein).

SECTION 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTILE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Loans denominated in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s

Credit Exposure exceeding such Lender’s Commitment or (ii) the aggregate Credit Exposure exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in proportion to their individual Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.10, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing, including any conversion of an ABR Borrowing into a Eurodollar Borrowing, which, if made, would result in an aggregate of more than eight separate Eurodollar Borrowings of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Eurodollar Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate principal amount which is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount which is an integral multiple of $500,000 and not less than $1,000,000, provided that an ABR  Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e).

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. (a) To request a Borrowing, the Borrower shall notify the Agent of such request (each, a “Borrowing Request”), which shall be in the form of Exhibit B or any other form approved by the Agent, in writing or by telecopy or other electronic transmission (including in .pdf format) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be in a form approved by the Agent and signed by a Financial Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit (each of which shall be a standby letter and not a commercial or trade letter of credit) as the applicant thereof for the support of its or its Covered Subsidiaries’ obligations, in a form reasonably acceptable to the Agent and the relevant Issuing Bank, at any time and from time to time prior to the LC Expiration Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, (ii) the aggregate amount of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) no Lender’s Credit Exposure shall exceed its Commitment and (iv) the total Credit Exposures shall not exceed the total Commitments.

(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (the “LC Expiration Date”).

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall give prompt notice to the Borrower of such LC Disbursement, and the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR  Borrowing. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Agent and the Borrower in writing or by telecopy or other electronic transmission (including in .pdf format) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder or will refuse to honor such demand, as the case may be; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR  Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.09(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Designation and Replacement of Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Agent, executed by the Borrower, the Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder. The Borrower may terminate the appointment of a Lender as an “Issuing Bank” hereunderby providing a written notice thereof to such Issuing Bank, with a copy to the Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof. The Agent shall notify the Lenders of any such termination of the appointment of an Issuing Bank. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.07(b). After the termination of an Issuing Bank hereunder, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in short-term money market instruments or money market deposit accounts at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of the Non-Defaulting Lenders and or the remaining cash collateral and no Default shall have occurred and be continuing.

SECTION 2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon., New York City time, and the Agent shall by 3:00 p.m.,

New York City time, credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.

(b)Unless the Agent shall have received notice in writing from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to make such share available) severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in this Section. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Agent of such election (each, an “Interest Election Request”) in writing or by telecopy or other electronic transmission (including in .pdf format) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form reasonably satisfactory to the Agent and signed by a Financial Officer.

(c)Each Interest Election Request shall specify the following information:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing, and the minimum amounts thereof shall be in compliance with Section 2.02(c));

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month duration.
(d)Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing having an Interest Period of one month duration.

(f)Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Fees. (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending on the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated as provided herein). Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on September 30, 2019. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b)The Borrower agrees to pay (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate on Eurodollar Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates separately agreed upon between the Borrower and such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as are agreed upon by the Issuing Bank and the Borrower. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the third Business Day following September 30, 2019; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts at the times separately agreed upon between the Borrower and the Agent.

(d)The payment of the fees described in Sections 2.07(a) and (b) with respect to any Defaulting Lender shall be subject to Section 2.17(a).

(e)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall be refundable under any circumstances.

SECTION 2.08 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any payment received by the Agent hereunder from the Borrower and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this Section 2.08(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.09 Interest on Loans. (a) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(c)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, if any principal of or interest on any Loan or any commitment, participation or other fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, or, at the request of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, all outstanding Loans (regardless of whether then due) and all other amounts then due and payable under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (b) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10 Alternate Rate of Interest.

(a)Unless and until a LIBOR Successor Rate is implemented in accordance with clause (b) below, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Rate for such Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Interest Period; or

(ii)the Agent is advised by Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii)  any Borrowing Request for a Eurodollar Borrowing shall be treated as a request for an ABR Borrowing.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i)the circumstances described in 2.10(a)(i) have arisen and such circumstances are unlikely to be temporary; or
(ii)the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be made available, or used for determining the interest rate of loans, then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the LIBO Rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 9.08, any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment; provided that, if such LIBOR Successor Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein.
SECTION 2.11 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the aggregate Credit Exposure would exceed the aggregate Commitment.

(c)The Borrower shall notify the Agent by written or telecopy notice or other electronic transmission (including in .pdf format) of any election to terminate or reduce the Commitments under paragraph (b) above, at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in proportion to their individual Commitments.

SECTION 2.12 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty but subject to Section 2.14, any Borrowing, in whole or in part, upon giving written or telecopy notice or other electronic transmission (including in .pdf format) to the Agent in accordance with paragraph (c) of this Section.
(b)In the event and on each occasion that the aggregate Credit Exposure exceeds the aggregate Commitments, the Borrower shall immediately prepay, without premium or penalty but subject to Section 2.14, Borrowings (or, if no such Borrowings are outstanding, Cash Collateralize the outstanding LC Exposure) in an aggregate amount as shall be necessary to eliminate the excess of such Credit Exposure over the aggregate Commitments (for purposes of this clause (b), Credit Exposure shall be calculated disregarding any portion of the LC Exposure which has been Cash Collateralized).

(c)The Borrower shall notify the Agent by written or telecopy notice or other electronic transmission (including in .pdf format) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11. All prepayments under this Section 2.12 shall be subject to Section 2.14 but shall otherwise be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by payment of accrued interest on the principal amount being prepaid to the date of payment. Each partial prepayment of any Borrowing shall be in an amount which is an integral multiple of $100,000 and not less than $1,000,000 or, if less, the aggregate principal amount of such Borrowing. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.13 Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan), to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (collectively, the “Increased Costs”) and setting forth in reasonable detail the manner of determination of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, Increased Costs shall not include incremental costs or expenses, such as general administrative or personnel expenses, incurred in connection with compliance with any Change in Law that are not attributable to a Lender or Issuing Bank making, continuing, converting or maintaining any Loan, or participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to make Loans or to participate in or issue any Letter of Credit) hereunder.

(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Agent, timely reimburse it for the payment of, any Other Taxes.

(c)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)(i) Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the

Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-3 or Exhibit C-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (including any applicable successor form); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or the Agent under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or the Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender and the Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.13 or this Section 2.15 (including additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.13 or this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.15(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the indemnifying party or any other Person.

(h)For purposes of this Section 2.15, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

SECTION 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set‑offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon., New York City Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such accounts as may be specified by the Agent, except that payments required to be made directly to an Issuing Bank shall be so made and payments pursuant to Sections 2.13, 2.14, 2.15 and 9.05 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payments.

(b)If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amount of principal of and accrued interest on their Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate of the Borrower (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it hereunder, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s payment obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of clause (i) and (ii) above, in any order as determined by the Agent in its discretion.

SECTION 2.17 Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.08, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.04(j); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.04(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive fees in respect of Letters of Credit pursuant to Section 2.07(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04(j).

(C)With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clauses (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Lender’s Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.04(j).

(b)Defaulting Lender Cure. If the Borrower, the Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out‑of‑pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent (and in the case of clause (iv) above, within 5 days after the date such Lender becomes a Non-Consenting Lender), (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent and each Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19 Incremental Commitments. (a) The Borrower may on one or more occasions, by written notice to the Agent, request prior to the Maturity Date, the establishment of Incremental Commitments; provided that the aggregate, cumulative amount of all Incremental Commitments established pursuant to this Section 2.19 after the Closing Date shall not exceed $150,000,000. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Agent) after the date on which such notice is delivered to the Agent, (ii) the amount of the Incremental Commitments being requested and (iii) the identity of each Lender or other Person that the Borrower proposes become an Incremental Lender with respect thereto, together with the proposed aggregate amount of the Incremental Commitment for each such Lender or other Person (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any such Person that is not a Lender must be an Eligible Assignee that is reasonably acceptable to the Agent and, to the extent applicable, each Issuing Bank).

(b)The terms and conditions of any Incremental Commitment and other extensions of credit to be made thereunder may be (i) identical to the terms and conditions of the Commitments and Loans and other extensions of credit made hereunder, (ii) in a separate tranche of revolving loans and commitments or (iii) incurred in the form of term loans, in each case as agreed by the applicable Lenders.

(c)The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects, and (B) otherwise, in all material respects, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof, the Borrower shall be in compliance with the covenants set forth in Section 6.12 on a pro forma basis as if such Loans or other extensions of credit had been incurred or assumed on the first day of the Test Period most recently ended on or prior to the date of such effectiveness, (iv) the Borrower shall make any payments required to be made pursuant to Section 2.14 in connection with such Incremental Commitments and the related transactions under this Section 2.19 and (v) the Borrower shall have delivered to the Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Agent, to give effect to the provisions of this Section 2.19 (including to evidence a separate tranche of revolving loans and commitments or term loans).

(d)In the case of Incremental Commitments described in Section 2.19(b)(i), upon effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii)(A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the aggregate amount of the Lenders’ Commitments shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Credit Exposure of the Incremental Lender holding such Commitment, and the Applicable Percentages of all the Lenders shall automatically be adjusted to give effect thereto.

(e)On the date of the effectiveness of any Incremental Commitments described in Section 2.19(b)(i), each Lender shall be deemed to have assigned to each Incremental Lender holding such Incremental Commitments, and each such Incremental Lender shall be deemed to have purchased from each Lender, in an amount equal to the principal amount thereof (together with accrued and unpaid interest), such interests in the Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and participations in Letters of Credit will be held by all the Lenders (including such Incremental Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Commitments. Any Loans outstanding immediately prior to the date of the effectiveness of such Incremental Commitments that are Eurodollar Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Lenders holding such Loans immediately prior to the date of the effectiveness of such Incremental Commitments, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time such Loans will be repaid or refinanced with new Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Lenders (including the Incremental Lenders) after giving effect to the effectiveness of such Incremental Commitments; provided, however, that upon the occurrence of any Event of Default, each Incremental Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Loans of other Lenders so that, after giving effect thereto, all Loans that are Eurodollar Loans are held by the Lenders (including the Incremental Lenders) in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04, provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b) shall not apply thereto. Any ABR Loans outstanding on the date of the effectiveness of such Incremental Commitments shall either be prepaid on such date or refinanced on such date (subject to the satisfaction of applicable borrowing conditions) with Loans made on such date by the Lenders (including the Incremental Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (i) each Incremental Lender will make ABR Loans by transferring funds to the Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Incremental Lender’s Incremental Commitment by the aggregate amount of the Lenders’ Commitments (after giving effect to the effectiveness of the Incremental Commitments on such date) and (ii) such funds will be applied to the prepayment of outstanding ABR Loans held by the Lenders other than the Incremental Lenders, and transferred by the Agent to the Lenders other than the Incremental Lenders, in such amounts so that, after giving effect thereto, all ABR Loans will be held by the Lenders in accordance with their then-current Applicable Percentages. On the date of the effectiveness of such Incremental Commitments, the Borrower will pay to the Agent, for the accounts of the Lenders receiving such prepayments, accrued and unpaid interest on the aggregate principal amount of the Loans of the Borrower being prepaid. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f)The Agent shall notify Lenders promptly upon receipt by the Agent of any notice from the Borrower referred to in Section 2.19 and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments deemed to have been made pursuant to Section 2.19(e).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to each of the Lenders that:
SECTION 3.01 Organization; Powers. The Borrower and each of its Covered Subsidiaries is duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, has all requisite authority to conduct its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in each jurisdiction where such qualification is required.

SECTION 3.02 Authorization and Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Approvals; No Conflict. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation, charter, by-laws or other organizational documents of the Borrower or any of its Covered Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Covered Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Covered Subsidiaries, and (d)  will not result in the creation or imposition of any Lien on any assets of the Borrower or any of its Covered Subsidiaries.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows of BSIG UK and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2018, audited by and accompanied by the opinion of KPMG LLP, independent registered public accounting firm, and (ii) the unaudited consolidated balance sheet and related consolidated statements of operations, comprehensive income and cash flows of BSIG UK and its consolidated subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ending June 30, 2019, certified by its chief financial officer. Such financial statements (including the related notes and schedules thereto) present fairly in all material respects the financial condition and results of operations of BSIG UK and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)Since December 31, 2018, there has been no material adverse change in the business, assets, operations, or financial condition of the Borrower and its subsidiaries, taken as a whole, and as of the Closing Date, there has been no material adverse change in the business, assets, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c)Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Closing Date, any material contingent liabilities, unusual long-term commitments or material unrealized losses.

SECTION 3.05 Properties. (a) Each of the Borrower and its Covered Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Covered Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and its Covered Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Subsidiary of the Borrower that is an “investment adviser” within the meaning of the Investment Advisers Act of 1940 is in compliance in all material respects with the requirements of the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder, including the registration and reporting requirements thereof. No Default has occurred and is continuing.
SECTION 3.08 Investment Company Status. Except for Funds that are managed by Covered Subsidiaries of the Borrower and that are duly registered as Investment Companies under the Investment Company Act of 1940, neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation as an “investment company” under, the Investment Company Act of 1940.

SECTION 3.09 Margin Regulations. (a) Not more than 25% of the value of the assets of the Borrower and the Covered Subsidiaries subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by Margin Stock.

(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 3.10 Taxes. The Borrower and each Covered Subsidiary have filed all Federal, State and other Tax returns which are required to be filed and have paid all Taxes stated to be due by the Borrower and each Covered Subsidiary pursuant to said returns or pursuant to any assessment received by the Borrower or any Covered Subsidiary, including without limitation all Federal and state withholding Taxes and all Taxes required to be paid pursuant to applicable law, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for on the books of the Borrower or such Covered Subsidiary, or where a failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to result in the funding attainment percentage dropping below 60% as of the most recent valuation date.

SECTION 3.12 Disclosure. No information included in any of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial information and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being understood that projected financial information and forward looking statements are inherently uncertain and that the Borrower gives no representation and warranty that projected results will be achieved.

SECTION 3.13 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01 Conditions to Initial Borrowing. The obligations of the Lenders to make Loans hereunder and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions (or waiver in accordance with Section 9.08(b)):

(a) The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmissions of signed signature pages or email transmissions of signed signature pages in PDF format) that such party has signed a counterpart of this Agreement.

(b) The Agent shall have received favorable written opinions (addressed to the Agent, the Issuing Banks and the Lenders and dated the Closing Date) of Morgan, Lewis & Bockius LLP, New York counsel to the Borrower, covering such matters relating to the Borrower, this Agreement or the Transactions as the Agent or Required Lenders shall reasonably request. The Borrower hereby instructs its counsel to deliver such opinion to the Agent.

(c) The Agent shall have received such documents and certificates as the Agent or its counsel shall reasonably have requested relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Agent and its counsel.

(d) The Agent shall have received a certificate, dated the Closing Date and signed by the president or chief financial officer of the Borrower, confirming compliance, as of the Closing Date, with the conditions set forth in paragraphs (a) and (b) of Section 4.02

(e) The Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower, as to the solvency of the Borrower on a consolidated basis after giving effect to the Transactions to occur on or about the Closing Date, including the initial Borrowings hereunder, in form and substance reasonably satisfactory to the Agent.

(f) Immediately after giving effect to the Transactions, the Borrower and the Covered Subsidiaries shall have outstanding no Indebtedness other than (i) Indebtedness hereunder and (ii) Indebtedness referred to in Section 6.01(c).

(g) The Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date hereof, including, to the extent invoiced, fees and cost reimbursements of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder. The Borrower shall have paid all fees and other amounts payable on the Closing Date pursuant to the Fee Letters.

(h) The Lenders shall have received (i) all documentation and other information about the

Borrower and its Affiliates required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent that the Borrower or an Affiliate qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Affiliate.

(i) The Borrower shall have repaid, or shall repay substantially concurrently with the initial borrowing under this Agreement, all amounts outstanding under the Existing Credit Agreement and all commitments thereunder shall have been, or shall on the Closing Date be, terminated. The Lenders party hereto hereby waive (a) any payment that would otherwise be due under Section 2.14 of the Existing Credit Agreement in connection with the termination of all commitments thereunder and (b) any right to notice of termination or notice of prepayment, or any notice period with respect thereof, under Section 2.11 and Section 2.12 of the Existing Credit Agreement.

SECTION 4.02 Conditions to Each Credit Event. The obligation of each Lender to make Loans on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, are subject to the satisfaction of the following conditions:

(a)the representations and warranties set forth in this Agreement shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except with respect to representations and warranties expressly made only as of an earlier date, in which case such representations and warranties were so true and correct on and as of such earlier date;

(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)receipt by the Agent of a Borrowing Request in accordance with Section 2.03, or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, receipt by the relevant Issuing Bank and Agent of a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit to the extent required by Section 2.04(b).

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01 Financial Statements; Ratings Changes and Other Information. The Borrower will furnish to the Agent and each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KMPG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood and agreed that such financial statements will be prepared on substantially the same basis and with the substantially the same presentation as the Borrower’s audited financial statements referred to in Section 3.04);

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, or, with respect to the second fiscal quarter of 2019, such longer period as may be permitted by the SEC in connection with the Borrower’s SEC reporting requirements, its consolidated balance sheet and related consolidated statements of operations, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a duly executed and completed Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and including calculations for the Test Period ending on the last day of the most recent fiscal quarter covered by such financial statements of Consolidated Adjusted EBITDA (including a detailed reconciliation from Consolidated Net Income to Consolidated Adjusted EBITDA) and Consolidated Interest Expense, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) attaching unaudited consolidating financial statements relating to the financial statements delivered under paragraph (a) or (b) above, as applicable;

(d)concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s, S&P or Fitch shall have initially established, or at any time thereafter announced a change in, its Applicable Rating, written notice of such Applicable Rating or change; and

(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

SECTION 5.02 Notice of Material Events. Promptly and in any event within five Business Days after a Responsible Officer of the Borrower becomes aware thereof, the Borrower will give notice in writing to the Agent of the following:

(a)any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit, proceeding or investigation, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or affecting the Borrower or any Affiliate of the Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in, a Material Adverse Effect; and

(d)any other development or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Covered Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, registrations, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of its Covered Subsidiaries to, pay its obligations (other than Indebtedness), including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and (a) the Borrower or such Covered Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Covered Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each Covered Subsidiary to, keep proper books and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. Upon reasonable notice and during normal business hours, the Borrower will, and will cause each Covered Subsidiary to, provide the Agent or any Lender acting with the consent of the Agent with access to the books and financial records of the Borrower and each Covered Subsidiary, to make reasonable examinations and copies of the books of accounts and other financial records of the Borrower and each Covered Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Covered Subsidiary with, and to be advised as to the same by, their officers and, in the presence of officers or other representatives of the Borrower, independent accountants at such reasonable times and intervals as the Agent or Required Lenders may reasonably request; provided, however, so long as no Event of Default has occurred and is continuing, there shall not be more than one such inspection and examination in any calendar year.

SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds. The Borrower will use the proceeds of (a) the Loans for working capital and general corporate purposes of the Borrower and the Covered Subsidiaries, including acquisitions, distributions and investments and (b) the Letters of Credit solely for working capital and general corporate purposes of the Borrower and the Covered Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01 Indebtedness. The Borrower will not and will not permit any Covered Subsidiary to incur, create or suffer to exist any Indebtedness except:

(a)Indebtedness created hereunder, including Indebtedness pursuant to Incremental Facility Agreements;

(b)Indebtedness (i) of the Borrower to any Covered Subsidiary and (ii) of any Covered Subsidiary to the Borrower or any other Covered Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any other Covered Subsidiary and (B) any such Indebtedness owing by the Borrower shall be unsecured and subordinated in writing in right of payment to the Obligations pursuant to an Affiliate Subordination Agreement;

(c)Indebtedness of the Borrower or any Covered Subsidiary existing on the Closing Date and described on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(d)Indebtedness of the Borrower or any Covered Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $5,000,000 at any time outstanding;

(e)Indebtedness of any Person that becomes a Covered Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Covered Subsidiary and is not created in contemplation of or in connection with such Person becoming a Covered Subsidiary, (ii) such Indebtedness has recourse solely to the assets of such Person and not to any other assets of the Borrower or any other Covered Subsidiary, (iii) such Indebtedness is not Guaranteed by the Borrower or any other Covered Subsidiary and (iv) such Indebtedness shall be refinanced or replaced no later than 90 days after the date on which such Person becomes a Covered Subsidiary with unsecured Indebtedness of the Borrower that is not Guaranteed by any Covered Subsidiary;

(f)unsecured Indebtedness of the Borrower and its Covered Subsidiaries representing deferred compensation to employees of the Borrower and its Covered Subsidiaries or long-term liability accruals in respect of previously recognized compensation expense attributable to equity and profit sharing awards to employees;

(g)Non-Recourse Seed Indebtedness;

(h)unsecured Indebtedness of any Covered Subsidiary under a revolving credit facility with a Core Business Entity of which Equity Interests are owned by such Covered Subsidiary or other Covered Subsidiaries; provided that (i) such Indebtedness is incurred in anticipation of the payment by such Core Business Entity to such Covered Subsidiary of a regularly scheduled distribution or a scheduled payment of specifically identifiable realized Performance Fees, (ii) any borrowing under any such revolving credit facility shall be repaid at the time such dividend is paid or payment is made, but not in any event later than 90 days after the date on which such Indebtedness was initially incurred and (iii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $10,000,000 at any time outstanding;

(i)other Indebtedness of Covered Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(j)other unsecured Indebtedness of the Borrower that is not Guaranteed by any Covered Subsidiary.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Covered Subsidiary to, create, incur, or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights (including accounts receivable) in respect of any thereof, except:

(a)Permitted Encumbrances;

(b)any Lien existing on the Closing Date and described in Schedule 6.02 hereto; provided that (i) such Lien shall not apply to any property or asset of the Borrower or any Covered Subsidiary other than the properties or assets to which such Lien applies on the Closing Date and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Covered Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(d) that is incurred to finance such acquisition, construction or improvement (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) such Liens shall not apply to any other asset of the Borrower or any Covered Subsidiary (other than the proceeds thereof); and

(d)Liens on assets of a Person that becomes a Covered Subsidiary securing Indebtedness permitted by Section 6.01(e); provided that (A) such Lien is not created in contemplation of or in connection with such Person becoming a Covered Subsidiary, (B) such Lien does not apply to any other property or assets of the Borrower or any Covered Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date such Person becomes a Covered Subsidiary;

(e)Liens on seed investments of Covered Subsidiaries securing Non-Recourse Seed Indebtedness relating to such investments; and

(f)any Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Notwithstanding anything herein to the contrary, the Borrower will not, and will not permit any Covered Subsidiary to (i) create, incur, assume or permit to exist any Lien on the Equity Interests in, or the Management Fees, Performance Fees, Accounts, or rights to any of the foregoing of, any Covered Subsidiary or other Core Business Entities, (ii) sell any Equity Interests owned by it in Covered Subsidiaries or in other Core Business Entities pursuant to any repurchase agreement or similar agreement or (iii) assign or sell any income or revenues from or rights in respect of the Equity Interests in, and the Management Fees, Performance Fees, Accounts, or rights to any of the foregoing of, any Covered Subsidiary or other Core Business Entity, except (x) in the case of clause (i) of this sentence, Permitted Encumbrances and (y) in the case of clauses (ii) and (iii) of this sentence, in connection with any transaction which is expressly permitted pursuant to Section 6.05. Notwithstanding anything to the contrary in this Section 6.02, no transaction specifically permitted by 6.05 shall be deemed to violate this Section 6.02.
SECTION 6.03 Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Covered Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04 Fundamental Changes; Conduct of Business. (a) The Borrower will not, and will not permit any Covered Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity; (ii) any Person (other than the Borrower) may merge or consolidate with any Covered Subsidiary in a transaction in which the surviving entity is a Covered Subsidiary; (iii) any Covered Subsidiary may liquidate, dissolve or otherwise wind down if the Borrower determines in good faith that such liquidation, dissolution or winding down is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (iv) the Borrower or any Covered Subsidiary may consummate a merger, liquidation or dissolution to effect an asset sale permitted by Section 6.05.

(b) Neither the Borrower nor any Covered Subsidiary will engage to any material extent in any business other than Core Businesses and businesses reasonably related thereto.
SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any of its Covered Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Covered Subsidiaries to issue any additional Equity Interest in such Covered Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a)sales, transfers, leases and other dispositions of inventory, used or surplus equipment and surplus office space in the ordinary course of business;

(b)sales, transfers and dispositions of assets (i) solely between or among Covered Subsidiaries or (ii)  from any Covered Subsidiary to the Borrower;

(c)sales, transfers and other dispositions of assets (other than Equity Interests in a Covered Subsidiary or in a Core Business Entity) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed, during any fiscal year of the Borrower, an amount equal to 10% of Consolidated Adjusted EBITDA for the most recently ended fiscal year of the Borrower;

(d)issuances of Equity Interests by any Covered Subsidiary to the Borrower or any other Covered Subsidiary so long as the recipient thereof is (i) the direct parent entity of the issuing Person, (ii) the Borrower or (iii) a wholly-owned subsidiary of the Borrower;

(e)sales of securities (other than Equity Interests in Covered Subsidiaries or in Core Business Entities) or other instruments held by the Borrower or any Covered Subsidiary for investment or cash management purposes, including securities or other instruments acquired or held by a Covered Subsidiary for purposes of seeding, funding or otherwise maintaining any investment product or Fund with respect to which a Covered Subsidiary acts as an investment adviser, manager, distributor, general partner or in any similar capacity, in each case in the ordinary course of business and consistent with the customary practices of the Borrower and the Covered Subsidiaries;

(f)grants or sales of Equity Interests and grants of profit participation interests, including derivative instruments related thereto, in Covered Subsidiaries engaged in Core Businesses or in Core Business Entities to employees of such Covered Subsidiaries or Core Business Entities or of related Covered Subsidiaries (or to special purpose vehicles substantially all of the Equity Interests in which are owned by such employees) for the primary purpose of effecting compensation (including incentive compensation) arrangements with such employees for their services, provided that such grants are made in the ordinary course of business;

(g)[Reserved];

(h)[Reserved]; and

(i)sales or transfers of Equity Interests owned by the Borrower and the Covered Subsidiaries in any Covered Subsidiary or Core Business Entity; provided that (w) all Equity Interests in Covered Subsidiaries and Core Business Entities which are sold or transferred pursuant to this clause (i) in any fiscal year of the Borrower shall not, in the aggregate, account for more than 10% of Consolidated Adjusted EBITDA for the immediately preceding fiscal year of the Borrower, (x) the Borrower determines in good faith that such sale or transfer is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (y) after giving effect to such sale or transfer, the Borrower shall be in compliance with the covenants set forth in Section 6.12 on a pro forma basis as if such sale or transfer had been consummated on the first day of the Test Period most recently ended on or prior to the date of such sale or transfer and (z) all sales, transfers and dispositions permitted by this clause (i) shall be made for at least 75% cash consideration (with contingent earnout payment obligations not being deemed “consideration” for purposes of this subclause (z)).

provided that all sales, transfers, leases and other dispositions permitted hereby (except for those made pursuant to clause (b)(i), (d) and (f) hereof) shall be made for fair value.
SECTION 6.06 Transactions with Affiliates. The Borrower will not, and will not permit any Covered Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (any such transaction, a “Restricted Affiliate Transaction”), except that the Borrower or any Covered Subsidiary may:

(a)engage in any Restricted Affiliate Transaction at prices and on terms and conditions which, taken as a whole, are not materially less favorable to the Borrower or such Covered Subsidiary than would prevail in a comparable arms’-length transaction with unrelated third parties;

(b)effect any Restricted Payment permitted by Section 6.07;

(c)satisfy any indemnification obligation to, and other employment arrangements with, directors, officers, employees, managers and consultants of the Borrower or any Covered Subsidiary entered into in the ordinary course of business;

(d)enter into and continue ordinary course employment, compensation and benefits arrangements, including the reacquisition by Covered Subsidiaries from employees of equity and profit participation interests previously granted to such employees as part of their compensation;

(e)effect any transaction expressly permitted by Section 6.05;

(f)enter into any Management Fee Agreement;

(g)effect transactions solely between or among Covered Subsidiaries or the Borrower and one or more Covered Subsidiaries otherwise permitted hereunder; and

(h)enter into and/or continue to provide unsecured lines of credit to any Subsidiary (including any Subsidiary incurring any Non-Recourse Seed Indebtedness) in the ordinary course of business.

SECTION 6.07 Limitation on Restricted Payments. The Borrower will not declare or make, or permit any Covered Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so except:

(a)each Covered Subsidiary may make Restricted Payments to the Borrower or any other Covered Subsidiary and to any other Person that owns an Equity Interest in such Covered Subsidiary ratably according to such Person’s holdings of the type of Equity Interests in respect of which a Restricted Payment is being made to the Borrower or any other Covered Subsidiary;

(b)[Reserved];

(c)Restricted Payments by any Covered Subsidiary to employees in respect of Equity Interests or equity or profit participation interests in such Covered Subsidiary issued to such employee for the primary purposes of effecting a compensation arrangement, including the reacquisition for cash consideration of such Equity Interests or equity or profit participation interests; provided that such compensation arrangements and such Restricted Payments are made in the ordinary course;

(d)so long as no Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay regular quarterly cash dividends on its ordinary shares outstanding; provided that any dividend declared at a time when no Default has occurred and is continuing or would result from the payment thereof at such time may be paid on the announced payment date therefor, not withstanding that a Default is then continuing or would result from such payment (but no such Default shall be deemed to be waived as a result of this proviso); and

(e)the Borrower may make Restricted Payments with respect to its Equity Interests; provided that no Default has occurred and is continuing or would result therefrom.

SECTION 6.08 Limitation on Amendments to Certain Agreements. The Borrower will not agree to or permit any amendment, modification, suspension or waiver of any provision of any documents relating to the organization of the Borrower or any Covered Subsidiary, of any agreement or instrument evidencing or governing any Material Indebtedness that materially impairs the creditworthiness of the Borrower or is adverse in any material respect to the rights or interests of the Lenders hereunder.

SECTION 6.09 Restrictive Agreements. The Borrower will not, and will not permit any Covered Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Borrower or any Covered Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Obligations, (b) the ability of any Covered Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any Covered Subsidiary or (c) the ability of any Covered Subsidiary to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) [Reserved], (D) in the case of any Covered Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture, shareholder or similar agreement; provided that such restrictions and conditions apply only to such Covered Subsidiary and to any Equity Interests in such Covered Subsidiary or (E) restrictions and conditions imposed by loan documents entered into in connection with the Non-Recourse Seed Indebtedness; provided that any such restrictions and conditions apply solely to the seed capital investments financed with such Non-Recourse Seed Indebtedness, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01 if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets that is applicable only to such assets and solely pending such sale; provided that such sale is permitted hereunder.

SECTION 6.10 Hedging Agreements. The Borrower will not, and will not permit any Covered Subsidiary to, enter into any Hedging Agreement, except for Hedging Agreements entered into (i) to hedge or mitigate risks to which the Borrower or such Covered Subsidiary has actual exposure and (ii) not for speculative purposes.

SECTION 6.11 [Reserved]

SECION 6.12 Financial Covenants. (a) The Borrower will not permit the Leverage Ratio at the end of any fiscal quarter to exceed 3.00 to 1.00; provided that, if the Borrower or one or more of its Subsidiaries consummate any Specified Acquisition, the Borrower may elect, by written notice delivered to the Agent within 30 days following the consummation of such Specified Acquisition (a “Leverage Increase Election”), to increase the maximum permitted Leverage Ratio to 3.50 to 1.00 in respect of the fiscal quarter during which such Specified Acquisition shall have been consummated and each of the two consecutive fiscal quarters immediately thereafter (the period during which any such increase in the maximum permitted Leverage Ratio shall be in effect being called a “Leverage Increase Period”). The Borrower may terminate any Leverage Increase Period by a notice delivered to the Agent (a “Leverage Increase Termination Notice”), whereupon the applicable maximum Leverage Ratio for the fiscal quarter during which such Leverage Increase Termination Notice is given and for each fiscal quarter thereafter until another Leverage Increase Period shall have commenced as provided in this Section shall be 3.00 to 1.00. If a Leverage Increase Election shall have been made under this Section, the Borrower may not make another Leverage Increase Election unless, following the expiration or termination of the most recent prior Leverage Increase Period, the Leverage Ratio as of the last day of at least two consecutive full fiscal quarters of the Borrower shall not have exceeded 3.00 to 1.00. For the avoidance of doubt, a Leverage Increase Election made after the end of a fiscal quarter, but within 30 days following the consummation during such fiscal quarter of a Specified Acquisition, will have retroactive effect as of the end of such fiscal quarter and, so long as the maximum permitted Leverage Ratio in effect following such Leverage Increase Election is not exceeded, will not result in the occurrence of a Default or Event of Default under this Section as of the end of such fiscal quarter.

(b)The Borrower will not permit the Interest Coverage Ratio in respect of any Test Period to be less than 4.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Covered Subsidiary in connection with the Borrowings hereunder, in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statements or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), the second sentence of Section 5.08 or Article VI;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Lender to the Borrower (which notice will be given at the request of any Lender);

(f)the Borrower or any Covered Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Covered Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Covered Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Covered Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Covered Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (net of insurance proceeds payable in respect thereto; provided that the applicable insurance carriers have been notified of such judgment and are not disputing liability with respect to the netted amount) shall be rendered against the Borrower, any Covered Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Covered Subsidiary to enforce any such judgment;

(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article ), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.04(j), in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall automatically become due, in each case without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII

The Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefor to the Lenders or Issuing Bank.
The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08); provided that the Agent shall not be required to take any action that, in its opinion, could expose the Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower, a Lender or the Issuing Bank, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not have any liability arising from any confirmation of the Credit Exposure or the component amounts thereof.
Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with any syndication of the credit facilities provided for herein as well as activities as Agent.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.
If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
Each Lender further represents that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks and the Borrower shall not have any rights as a third party beneficiary of any such provisions.
SECTION 8.01 Certain ERISA Matters.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(a)such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or sent by email, as follows:

(i)if to the Borrower, to it at BrightSphere Investment Group Inc., Attention of: Dan Mahoney, Head of Finance (Telecopy No. (617) 369-7486); email: dmahoney@bsig.com; with a copy to Richard Hart, Chief Legal Officer (Telecopy No. (617) 369-7441 ); email: rhart@bsig.com;

(ii)if to the Agent, to it at:
Citibank Delaware
1615 Brett Road, OPS III
New Castle, DE 19720
Attn: Agency Operations
Phone: (302) 894-6010
Fax: (646) 274-5080
Borrower inquiries only: AgencyABTFSupport@citi.com
Borrower notifications: GlAgentOfficeOps@citi.com
Disclosure Team Mail (Financial Reporting): Oploanswebadmin@citi.com
Investor Relations Team (investor inquiries only): global.loans.support@citi.com

(iii)if to a Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic mail communications (including email and Internet and intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender or Issuing Bank, as the case may be. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Each of the Borrower and the Agent may change its address, telecopy number or email address for notices and other communications hereunder by written notice to the other parties hereto. Each Lender may change its address, telecopy number or email address for notices and other communications hereunder by notice to the Borrower and the Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (but, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 9.02 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf, and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan is made, or continued or converted hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 9.05 and 9.19 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03 Binding Effect. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed signature page of the Agreement by facsimile transmission or email shall be effective as delivery of a manually executed counterpart hereof.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written notice to and consent (such consent not to be unreasonably withheld or unduly delayed) of:

(A)the Borrower (which consent shall be deemed to have been given unless the Borrower objects to such assignment by written notice to the Agent within 10 Business Days after having received notice thereof); provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (ii) any refusal by the Borrower to consent to a proposed assignment to a non-bank assignee that is primarily engaged in Core Businesses and is a competitor of the Borrower will not be deemed unreasonable;

(B)the Agent; and

(C)each Issuing Bank.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof unless the Borrower otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under clause clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (for which the Borrower shall not be responsible); provided that the Agent may, in its sole discretion, elect to waive such fee in the case of any assignment; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)Any Lender may, without the consent of, or notice to, the Borrower, the Agent or any Issuing Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.08(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements and obligations of the Participant under Section 2.15(f) (it being understood that the documentation required under Sections 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agent, an Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any negotiations associated with a workout or restructuring in respect of such Loans or Letters of Credit.

(b)The Borrower shall indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or under any other Loan Document or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan, Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted (i) from the gross negligence or willful misconduct of such Indemnitee or (ii) such Indemnitee’s breach of its obligations under this Agreement or the other Loan Documents. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or an Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or such Issuing Bank, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or such Issuing Bank in its capacity as such. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Credit Exposures and unused Commitments at the time.

(d)To the extent permitted by applicable law, each party hereto agrees that it shall not assert, and hereby waives, any claim against any Person (including any Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided that, nothing in this paragraph (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

(f)No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, regardless of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application to the extent permitted by law.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment. (a) No failure or delay of the Agent, any Issuing Bank or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, by the Borrower and the Agent with the consent of the Required Lenders or as contemplated by Section 2.10; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender affected thereby, (iv) change Section 2.11(c) or 2.16(b) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or any Issuing Bank hereunder without the prior written consent of the Agent or such Issuing Bank, as applicable. Notwithstanding the foregoing, (1) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification and (2) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 9.09 No Fiduciary Relationship. The Borrower, on behalf of itself and the Covered Subsidiaries, agrees that, in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Covered Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

The Agent, each Issuing Bank, each Lender and their affiliates, may have economic interests that conflict with those of the Borrower. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the related documents are arm’s-length commercial transactions between the Agent, the Issuing Banks and the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction the Agent, each of the Issuing Banks and each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) the Agent, the Issuing Banks and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent, any Issuing Bank, any Lender or any of their affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement or the related documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Agent, any Issuing Bank, or any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 9.10 Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees constitute the entire contract among the parties relative to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.13 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any Federal court of the United States of America or any court of the State of New York, in each case, sitting in New York County, and any appellate court from any thereof, in any action, suit, proceeding, claim or counterclaim arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all actions, suits, proceedings, claims and counterclaims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such Federal court or, in the event such Federal court lacks subject matter jurisdiction, such state court. Each party hereto agrees that a final judgment in any such action, suit, proceeding, claim or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. (a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority having jurisdiction over such Agent or Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective insurers, reinsurers, and any person (or their advisors) with (or through) whom a Lender may enter into any swap, derivative or other transaction under which payments are to be made or may be made by reference to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or such Subsidiary or its or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information (other than fees) about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, any other Loan Document, and the Commitments.

(b)Each transferee shall be deemed, by accepting any assignment or participation hereunder, to have agreed to be bound by this Section 9.16.

SECTION 9.17 Electronic Communications. The Borrower hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.01(a), (b) and (e) (the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Agent to oploanswebadmin@citigroup.com (or such other e-mail address as shall be designated by the Agent from time to time); provided, that any delay or failure to comply with the requirements of this Section 9.17 shall not constitute a Default or an Event of Default hereunder, it being understood that this Section 9.17 shall not extend the dates by which the Borrower is required to deliver to the Agent the information, documents and other materials required to be delivered pursuant to Section 5.04(a), (b) and (e). The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on DebtDomain or a substantially similar electronic transmission system, access to which is controlled by the Agent (the “Platform”). The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the Internet, except to the extent the liability of any Agent Party is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of, or breach of this Agreement by, such Agent Party

SECTION 9.18 Certain Notices. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.19 Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency that may be so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank]

BRIGHTSPHERE INVESTMENT GROUP INC., as Borrower,
By	/s/ Suren Rana
Name: Suren Rana
Title: Chief Financial Officer

CITIBANK, N.A., individually, and in its capacity as Agent and an Issuing Bank,
By	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

Royal Bank of Canada
By	/s/ Tim Stephens
Name: Tim Stephens
Title: Authorized Signatory

BMO Harris Bank, N.A.
By	/s/ Sue Blazis
Name: Sue Blazis
Title: Managing Director

Bank of China, New York Branch
By	/s/ Raymond Qiao
Name: Raymond Qiao
Title: EVP

WELLS FARGO BANK, NATIONAL ASSOCIATION
By	/s/ Heidi H. Samuels
Name: Heidi H. Samuels
Title: Director

BARCLAYS BANK PLC
By	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

MORGAN STANLEY BANK, N.A.
By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Bank of America, N.A.
By	/s/ Rodney Beeks
Name: Rodney Beeks
Title: Vice President

The Bank of New York Mellon
By	/s/ Yadilsa Fernandez
Name: Yadilsa Fernandez
Title: Vice President

[Signature Page to Credit Agreement]